Exhibit 99.1
October 16, 2006
Board of Directors
Veritas DGC Inc.
10300 Town Park
Houston, TX 77072
Re: Initially Filed Registration Statement on Form F-4 of Compagnie Générale de Géophysique
Gentlemen:
Reference is made to our opinion letter, dated September 4, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of Veritas DGC Inc. (the “Company”) of the Per Share Stock Consideration (as defined in our opinion letter) and the Per Share Cash Consideration (as defined in our opinion letter) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of September 4, 2006, by and among Compagnie Générale de Géophysique (“CGG”), Volnay Acquisition Co. I, a wholly owned subsidiary of CGG, Volnay Acquisition Co. II, a wholly owned subsidiary of CGG, and the Company.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Financial Advisors—Opinion of Veritas’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Veritas Board of Directors and its Reasons for the Merger—Financial Considerations” and “The Merger—Opinion of Veritas’ Financial Advisor” and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.